Exhibit 99.1

SpartanNash Announces Strong Second Quarter Fiscal 2022 Results

~ Net Sales Increased 7.9%; Raises Guidance for Full Year 2022 ~

~ Investing in New Merchandising Transformation ~

GRAND RAPIDS, MICH. – August 18, 2022 – Food solutions company SpartanNash (the "Company") (Nasdaq: SPTN) today reported financial results for its 12-week second quarter ended July 16, 2022.

Second Quarter Fiscal 2022 Highlights

•
Net sales of $2.3 billion, increased 7.9%, compared to $2.1 billion in the prior year quarter.
•
Retail comparable sales increased 6.5% for the quarter.
•
Net earnings of $5.1 million, compared to $16.8 million in the prior year quarter.
•
Adjusted EBITDA(1) of $61.8 million, a significant increase of 13.7%, compared to $54.4 million in the prior year quarter.
•
The Company continued to make additional progress on its Supply Chain Transformation, concluding the quarter with a 9% improvement in throughput rate year-over-year.

"We are pleased with the significant momentum in our business as evidenced by our strong second quarter results, including impressive gains in sales and profits," said SpartanNash President and CEO Tony Sarsam. "These results were driven by our continued turnaround in the Military business and the margin improvements across our distribution businesses. With the launch of our Merchandising Transformation, we are doubling down on our efforts to maintain price competitiveness in this highly inflationary environment. We believe that when the end consumer wins, we all win."

Second Quarter Consolidated Financial Results

Consolidated net sales for the second quarter increased $167.3 million, or 7.9%, to $2.3 billion from $2.1 billion in the prior year quarter. The growth versus prior year was driven by net sales increases in all three segments, each of which were favorably impacted by inflation. Additionally, case volume increased 3.3% within the Military segment.

Gross profit for the second quarter was $354.2 million, or 15.6% of net sales, compared to $333.6 million, or 15.8% of net sales, in the prior year quarter. The gross profit increase was driven by higher sales, while the gross margin rate decline was driven by lower Retail margins. Approximately one third of the decline was due to lower Retail fuel margins compared to the prior year period. The gross profit rate decline was partially offset by improvements in gross profit rates within both the Food Distribution and Military segments. Additionally, LIFO expense increased $14.9 million, representing a headwind of 65 basis points compared to the prior year quarter.

Reported operating expenses for the second quarter were $341.9 million, or 15.0% of net sales, compared to $307.7 million, or 14.6% of net sales, in the prior year quarter. The increase in operating expenses as a percentage of sales was due to higher corporate administrative costs, including higher incentive compensation expense and costs related to shareholder activism, in addition to higher fuel costs. The increase in operating expenses was partially offset by efficiencies realized from the Supply Chain Transformation.

The Company reported operating earnings of $12.3 million, compared to $25.9 million in the prior year quarter, due to the changes in net sales, gross profit, and operating expenses discussed above. Adjusted operating earnings(2) were $38.0 million, an increase of 18%, compared to $32.2 million in the prior year quarter and were adjusted for the items detailed in Table 3.

Interest expense increased $1.3 million from the prior year quarter due to rising interest rates and an increase in borrowings. Other expenses for the current year include $0.6 million of costs related to the partial settlement of a post-retirement benefit plan. The income tax rate increased from the prior year quarter due to increases in state taxes and non-deductible expenses.

The Company reported net earnings of $5.1 million, or $0.14 per diluted share, compared to $16.8 million, or $0.47 per diluted share in the prior year quarter. Adjusted earnings from continuing operations(3) for the second quarter were $24.2 million, or $0.66 per diluted share, compared to $21.5 million, or $0.60 per diluted share in the prior year quarter. A reconciliation of net earnings to adjusted earnings from continuing operations is included in Table 4.

Adjusted EBITDA(1) increased $7.4 million to $61.8 million, compared to $54.4 million in the prior year quarter, due to the factors mentioned above.

Please see the financial tables at the end of this press release for a reconciliation of each non-GAAP financial measure to the most directly comparable measure, prepared and presented in accordance with GAAP.

Second Quarter Segment Financial Results

Food Distribution

Net sales for Food Distribution increased $61.8 million, or 5.9%, to $1.12 billion from $1.06 billion in the prior year quarter. The increase in net sales was due primarily to the inflationary impact on pricing.

Reported operating earnings for Food Distribution were $13.0 million, compared to $16.7 million in the prior year quarter. The decrease in reported operating earnings was due to increases in corporate administrative costs, partially offset by a higher gross profit rate. Adjusted operating earnings(2) increased more than 28% to $24.5 million from $19.1 million in the prior year quarter. Adjusted operating earnings exclude, among other items, LIFO expense in both years and costs related to shareholder activism in the current year.

Retail

Net sales for Retail increased $52.4 million, or 8.5%, to $672.4 million from $620.0 million in the prior year quarter, primarily due to inflationary pricing and share gains. Retail comparable store sales increased 6.5% for the quarter.

Reported operating loss for Retail was $0.4 million, compared to earnings of $12.7 million in the prior year quarter. The decrease was due to a lower gross profit rate, along with increased corporate administrative, utilities, and supplies costs. Adjusted operating earnings(2) were $8.4 million, compared to $15.8 million in the prior year quarter. Adjusted operating earnings exclude, among other items, LIFO expense, restructuring and asset impairment charges in both years and costs related to shareholder activism in the current year.

Military

Net sales for Military increased $53.1 million, or 12.4%, to $483.2 million from $430.1 million in the prior year quarter. The increase was primarily related to inflation and an increase in case volume.

Reported operating loss for Military was $0.3 million, compared to a $3.5 million loss in the prior year quarter. The improvement was due to higher gross profit rates and increased case volumes, partially offset by increased corporate administrative costs. Adjusted operating earnings(2) were $5.1 million, compared to a $2.7 million loss in the prior year quarter. Adjusted operating earnings for Military exclude, among other items, LIFO expense in both years and costs related to shareholder activism in the current year.

Balance Sheet and Cash Flow

Cash flows provided by operating activities for the first half of fiscal 2022 were $28.5 million compared to $73.6 million in the first half of the prior year. The decrease in cash flows compared to the prior year was due primarily to changes in working capital. Accordingly, long-term debt and finance lease liabilities increased $74.5 million during the first half of fiscal 2022, which resulted in a change in the Company’s net long-term debt(4) to adjusted EBITDA(1) ratio over this period from 1.8x to 2.0x.

Purchases of property and equipment were $46.4 million, while capital expenditures and IT capital(5) totaled $49.6 million in the first half of fiscal 2022 compared to $43.8 million in the first half of the prior year.

During the first half of fiscal 2022, the Company paid $15.2 million in cash dividends, equal to $0.42 per common share. During the second quarter, the Company also renewed its share repurchase program and repurchased 215,402 shares for a total of $6.6 million, with an average price of $30.49 per share. In total, the Company returned $21.8 million to shareholders in the first half of 2022.

Fiscal 2022 Outlook

"Due to our strong performance to-date and the success of our Supply Chain Transformation, we are raising our full-year outlook for the second time this year," Sarsam continued. "We remain steadfastly committed to delivering strong results and creating sustainable shareholder value through Our Winning Recipe™, which leverages our three Core Capabilities: People, Operational Excellence and Insights That Drive Solutions."

Based on year-to-date performance and expectations for the remainder of the year, the Company is updating its full year guidance for fiscal 2022, as noted in the table below. The Company expects a stable earnings pace for the back half of fiscal 2022, inclusive of the net incremental costs associated with the Merchandising Transformation initiative, currently estimated to be between $11.0 million to $14.0 million.

	Previous Full Year 2022 Outlook		Updated Full Year 2022 Outlook
	Low	High	Low	High
Total net sales (millions)	$9,000	$9,300	$9,300	$9,600
Segment sales % increase (decrease)
Retail comp sales	1.0%	3.0%	4.0%	7.0%
Food Distribution sales	3.0%	5.0%	4.0%	7.0%
Military sales	(4.0%)	0.0%	5.0%	8.0%
Adjusted EBITDA (millions)	$224	$239	$227	$240
Adjusted EPS	$2.17	$2.32	$2.17	$2.32
Capital expenditures and IT capital (thousands)	$100,000	$110,000	$100,000	$110,000
Depreciation and amortization (thousands)	$90,000	$100,000	$90,000	$100,000
Interest expense (thousands)	$17,500	$19,500	$19,000	$21,000
Income tax rate	24.0%	25.5%	24.5%	25.5%

Long-Term Financial Targets & Investor Day

The Company also reaffirms its 2025 long-term financial targets. These include growing:

•
Sales to more than $10 billion, an increase of 12% from fiscal 2021.
•
Adjusted EBITDA to more than $300 million, an increase of 40% from fiscal 2021.

The Company is currently in the process of planning an Investor Day, scheduled for Wednesday, November 2, 2022. The live webcast of the formal presentation will be made available at SpartanNash's website at www.spartannash.com/webcasts under the "Investor Relations" section and will remain archived on the Company's website.

Conference Call & Supplemental Earnings Presentation

The Company will host a conference call to discuss its quarterly results with additional comments and details on Thursday, August 18, 2022, at 8:30 a.m. ET. There will also be a simultaneous, live webcast made available at SpartanNash's website at www.spartannash.com/webcasts under the "Investor Relations" section and will remain archived on the Company's website.

A supplemental quarterly earnings presentation will also be available on the Company’s website at www.spartannash.com/investor-presentations.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a food solutions company that delivers the ingredients for a better life. As a distributor, wholesaler and retailer with a global supply chain network, SpartanNash customers span a diverse group of national accounts, independent and chain grocers, e-commerce retailers, U.S. military commissaries and exchanges, and the Company’s own brick-and-mortar grocery stores, pharmacies and fuel centers. SpartanNash distributes grocery and household goods, including fresh produce and its Our Family® portfolio of products, to locations in all 50 states, in addition to distributing to the District of Columbia, Europe, Cuba, Puerto Rico, Honduras, Iraq, Kuwait, Bahrain, Qatar, Djibouti, Korea and Japan. To support its distribution business, the Company operates a strategically developed network of large-scale distribution facilities and a nationwide transportation fleet. In addition, the Company owns and operates 147 supermarkets – primarily under the banners of Family Fare, Martin’s Super Markets and D&W Fresh Market – and shares its operational insights to drive innovative solutions for SpartanNash food retail customers. Committed to fostering a People First culture, the SpartanNash family of Associates is 17,500 strong and growing. For more information, visit spartannash.com.

Forward-Looking Statements

The matters discussed in this press release and in the Company's website-accessible conference calls with analysts and investor presentations include "forward-looking statements" about the plans, strategies, objectives, goals or expectations of the Company. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects," "anticipates," "plans," "believes," or "estimates," or that a particular occurrence or event "may," "could," "should," "will" or "will likely" result, occur or be pursued or "continue" in the future, that the "outlook", "trend", "guidance" or "target" is toward a particular result or occurrence, that a development is an "opportunity," "priority," "strategy," "focus," that the Company is "positioned" for a particular result, or similarly stated expectations. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date made. There are many important factors that could cause actual results to differ materially. These risks and uncertainties include the Company's ability to compete in the highly competitive grocery distribution, retail grocery and military distribution industries; changes in economic or geopolitical conditions, including inflationary pressures and the Russia-Ukraine conflict; interest rate fluctuations; labor relations issues and rising labor costs; the ability of customers to fulfill their obligations to the Company; the Company's dependence on certain major customers, suppliers and vendors; disruptions to the Company's information security network; disruptions associated with the COVID-19 pandemic; the Company's ability to implement its growth strategy and transformation initiatives; instances of security threats, severe weather conditions and natural disasters; impairment charges for goodwill and other long-lived assets; the Company's ability to successfully manage leadership transitions; the Company's ability to service its debt and to comply with debt covenants; the Company's ability to manage its private brand program for U.S. military commissaries; changes in the military commissary system, including its supply chain, or in the level of governmental funding; product recalls and other product-related safety concerns; changes in government regulations; and other risks and uncertainties listed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's most recent Annual Report on Form 10-K and in subsequent filings with the Securities and Exchange Commission. Additional risks and uncertainties not currently known to the Company or that the Company currently believes are immaterial also may impair its business, operations, liquidity, financial condition and prospects. The Company undertakes no obligation to update or revise its forward-looking statements to reflect developments that occur or information obtained after the date of this press release.

Non-GAAP Financial Measures

This press release includes information regarding adjusted operating earnings, adjusted earnings from continuing operations, as well as per diluted share ("adjusted EPS"), and adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"). These are non-GAAP financial measures, as defined below, and are used by management to allocate resources, assess performance against its peers and evaluate overall performance. The Company believes these measures provide useful information for both management and its investors. The Company believes these non-GAAP measures are useful to investors because they provide additional understanding of the trends and special circumstances that affect its business. These measures provide useful supplemental information that helps investors to establish a basis for expected performance and the ability to evaluate actual results against that expectation. These measures, when considered in connection with GAAP results, can be used to assess the overall performance of the Company as well as assess the Company's performance against its peers. Certain of these measures are also used as a basis for certain compensation programs sponsored by the Company. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its financial results in these adjusted formats.

The Company is unable to provide a full reconciliation of the GAAP to non-GAAP measures used in the fiscal 2022 outlook and long-term targets disclosed in this press release without unreasonable effort because it is not possible to predict certain adjustment items with a reasonable degree of certainty since they are not yet known or quantifiable, and do not relate to the Company's routine activities. These adjustments may include, among other items, restructuring and asset impairment activity, acquisition and integration costs, severance, costs related to the postretirement plan amendment and settlement, and organizational realignment costs, and the impact of adjustments to the last-in-first-out (LIFO) inventory reserve. This information is dependent upon future events, which may be outside of the Company's control and could have a significant impact on its GAAP financial results for fiscal 2022 or fiscal 2025, respectively.

(1)
A reconciliation of net earnings to Adjusted EBITDA, a non-GAAP financial measure, is provided in Table 2 below.
(2)
A reconciliation of operating earnings to adjusted operating earnings, a non-GAAP financial measure, is provided in Table 3 below.
(3)
A reconciliation of net earnings to adjusted earnings from continuing operations, as well as per diluted share ("adjusted EPS"), a non-GAAP financial measure, is provided in Table 4 below.
(4)
A reconciliation of long-term debt and finance lease obligations to net long-term debt, a non-GAAP financial measure, is provided in Table 5 below.
(5)
A reconciliation of purchases of property and equipment to capital expenditures and IT capital, a non-GAAP financial measure, is provided in Table 7 below.

# # #

CONTACT:

Investor Relations:

Kayleigh Campbell

Head of Investor Relations

Kayleigh.Campbell@spartannash.com

SpartanNashIR@icrinc.com

616-878-8354

Media:

Caitlin Gardner

Senior Manager, Public Relations

Caitlin.Gardner@spartannash.com

press@spartannash.com

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	12 Weeks Ended		28 Weeks Ended
	July 16,	July 17,	July 16,	July 17,
(In thousands, except per share amounts)	2022	2021	2022	2021
Net sales	$2,273,890	$2,106,560	$5,037,548	$4,764,359
Cost of sales	1,919,647	1,772,933	4,232,722	4,012,702
Gross profit	354,243	333,627	804,826	751,657

Operating expenses
Selling, general and administrative	338,867	304,248	761,049	692,185
Acquisition and integration	436	121	675	180
Restructuring and asset impairment, net	2,611	3,337	2,624	3,176
Total operating expenses	341,914	307,706	764,348	695,541

Operating earnings	12,329	25,921	40,478	56,116

Other expenses and (income)
Interest expense	4,528	3,267	8,713	7,856
Other, net	600	(10)	384	(276)
Total other expenses, net	5,128	3,257	9,097	7,580

Earnings before income taxes	7,201	22,664	31,381	48,536
Income tax expense	2,086	5,850	6,977	12,206
Net earnings	$5,115	$16,814	$24,404	$36,330

Basic net earnings per share:	$0.14	$0.47	$0.69	$1.02

Diluted net earnings per share:	$0.14	$0.47	$0.67	$1.01

Weighted average shares outstanding:
Basic	35,564	35,693	35,565	35,734
Diluted	36,528	35,890	36,470	35,890

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	July 16,	January 1,
(In thousands)	2022	2022
Assets
Current assets
Cash and cash equivalents	$21,217	$10,666
Accounts and notes receivable, net	411,453	361,686
Inventories, net	591,609	522,324
Prepaid expenses and other current assets	72,258	62,517
Property and equipment held for sale	25,073	—
Total current assets	1,121,610	957,193

Property and equipment, net	557,754	577,359
Goodwill	182,160	181,035
Intangible assets, net	108,349	110,960
Operating lease assets	264,583	283,040
Other assets, net	87,863	97,195

Total assets	$2,322,319	$2,206,782

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$503,711	$447,451
Accrued payroll and benefits	88,075	86,315
Other accrued expenses	59,902	67,893
Current portion of operating lease liabilities	46,297	47,845
Current portion of long-term debt and finance lease liabilities	6,303	6,334
Total current liabilities	704,288	655,838

Long-term liabilities
Deferred income taxes	74,497	63,692
Operating lease liabilities	247,230	266,701
Other long-term liabilities	28,706	38,292
Long-term debt and finance lease liabilities	473,876	399,390
Total long-term liabilities	824,309	768,075

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 35,913 and 35,948 shares outstanding	489,957	493,783
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive income (loss)	4,046	(1,455)
Retained earnings	299,719	290,541
Total shareholders’ equity	793,722	782,869

Total liabilities and shareholders’ equity	$2,322,319	$2,206,782

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	28 Weeks Ended
(In thousands)	July 16, 2022	July 17, 2021
Cash flow activities
Net cash provided by operating activities	$28,519	$73,582
Net cash used in investing activities	(50,707)	(10,038)
Net cash provided by (used in) financing activities	32,739	(59,311)
Net increase in cash and cash equivalents	10,551	4,233
Cash and cash equivalents at beginning of the period	10,666	19,903
Cash and cash equivalents at end of the period	$21,217	$24,136

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating Earnings (Loss) by Segment

(Unaudited)

	12 Weeks Ended				28 Weeks Ended
(In thousands)	July 16, 2022		July 17, 2021		July 16, 2022		July 17, 2021
Food Distribution Segment:
Net sales	$1,118,305	49.2%	$1,056,526	50.2%	$2,489,162	49.4%	$2,390,608	50.2%
Operating earnings	12,961		16,678		39,645		37,824
Retail Segment:
Net sales	672,405	29.6%	619,977	29.4%	1,453,684	28.9%	1,359,421	28.5%
Operating (loss) earnings	(368)		12,711		(341)		26,903
Military Segment:
Net sales	483,180	21.2%	430,057	20.4%	1,094,702	21.7%	1,014,330	21.3%
Operating (loss) earnings	(264)		(3,468)		1,174		(8,611)
Total:
Net sales	$2,273,890	100.0%	$2,106,560	100.0%	$5,037,548	100.0%	$4,764,359	100.0%
Operating earnings	12,329		25,921		40,478		56,116

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company also provides information regarding adjusted operating earnings, adjusted earnings from continuing operations, as well as per diluted share ("adjusted EPS"), net long-term debt, capital expenditures and IT capital, and adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"). These are non-GAAP financial measures, as defined below, and are used by management to allocate resources, assess performance against its peers and evaluate overall performance. The Company believes these measures provide useful information for both management and its investors. The Company believes these non-GAAP measures are useful to investors because they provide additional understanding of the trends and special circumstances that affect its business. These measures provide useful supplemental information that helps investors to establish a basis for expected performance and the ability to evaluate actual results against that expectation. The measures, when considered in connection with GAAP results, can be used to assess the overall performance of the Company as well as assess the Company’s performance against its peers. These measures are also used as a basis for certain compensation programs sponsored by the Company. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its financial results in these adjusted formats.

At the beginning of 2022, the Company made a change to the adjusted operating earnings and adjusted earnings from continuing operations measures to exclude the impact of LIFO expense or benefit. The Company believes the change reduces volatility associated with temporary fluctuations in inflation, enabling investors to best establish a basis for expected performance and the ability to evaluate actual results against that expectation and the industry in which the Company operates. Prior year adjusted operating earnings and adjusted earnings from continuing operations figures have been restated to align with this change in presentation. Current year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude, among other items, LIFO expense, costs related to shareholder activism, operating and non-operating costs associated with the postretirement plan amendment and settlement, organizational realignment and severance associated with cost reduction initiatives. Costs related to shareholder activism include consulting, legal, and other expenses incurred in relation to shareholder activism activities. Costs related to the postretirement plan amendment and settlement include non-operating expenses associated with recognition of plan settlement losses and amortization of the prior service credit related to the amendment of the retiree medical plan, which are adjusted out of adjusted earnings from continuing operations. Postretirement plan amendment and settlement costs also include operating expenses related to payroll taxes which are adjusted out of all non-GAAP financial measures. Organizational realignment includes benefits for associates terminated as part of leadership transition plans, which do not meet the definition of a reduction-in-force. Prior year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude, among other things, LIFO expense, organizational realignment and severance associated with cost reduction initiatives.

Each of these items are considered "non-operational" or "non-core" in nature.

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		28 Weeks Ended
(In thousands)	July 16, 2022	July 17, 2021	July 16, 2022	July 17, 2021
Net earnings	$5,115	$16,814	$24,404	$36,330
Income tax expense	2,086	5,850	6,977	12,206
Other expenses, net	5,128	3,257	9,097	7,580
Operating earnings	12,329	25,921	40,478	56,116
Adjustments:
LIFO expense	17,845	2,902	28,032	4,557
Depreciation and amortization	21,968	21,406	50,441	49,497
Acquisition and integration	436	121	675	180
Restructuring and asset impairment, net	2,611	3,337	2,624	3,176
Cloud computing amortization	869	478	1,769	958
Organizational realignment, net	252	(52)	1,271	589
Severance associated with cost reduction initiatives	495	13	741	138
Stock-based compensation	1,397	974	5,838	5,164
Stock warrant	481	430	1,154	1,075
Non-cash rent	(839)	(1,091)	(1,927)	(1,986)
Gain on disposal of assets	(54)	(80)	(131)	(262)
Postretirement plan amendment and settlement	133	—	133	—
Costs related to shareholder activism	3,864	—	7,335	—
Adjusted EBITDA	$61,787	$54,359	$138,433	$119,202

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, continued

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		28 Weeks Ended
(In thousands)	July 16, 2022	July 17, 2021	July 16, 2022	July 17, 2021
Food Distribution:
Operating earnings	$12,961	$16,678	$39,645	$37,824
Adjustments:
LIFO expense	9,640	1,626	15,368	2,420
Depreciation and amortization	7,866	7,604	17,958	17,394
Restructuring and asset impairment, net	(139)	781	(128)	763
Cloud computing amortization	483	283	1,033	517
Organizational realignment, net	118	(26)	601	287
Severance associated with cost reduction initiatives	39	4	130	103
Stock-based compensation	658	436	2,781	2,365
Stock warrant	481	430	1,154	1,075
Non-cash rent	7	143	32	917
Loss (gain) on disposal of assets	1	(62)	(77)	(99)
Postretirement plan amendment and settlement	63	—	63	—
Costs related to shareholder activism	1,829	—	3,471	—
Adjusted EBITDA	$34,007	$27,897	$82,031	$63,566
Retail:
Operating (loss) earnings	$(368)	$12,711	$(341)	$26,903
Adjustments:
LIFO expense	3,941	477	5,853	892
Depreciation and amortization	10,740	10,685	24,929	24,926
Acquisition and integration	436	121	675	180
Restructuring and asset impairment, net	2,750	2,556	2,752	2,413
Cloud computing amortization	290	139	541	314
Organizational realignment, net	96	(19)	478	215
Severance associated with cost reduction initiatives	—	—	122	29
Stock-based compensation	494	390	1,989	1,870
Non-cash rent	(746)	(1,145)	(1,731)	(2,697)
Loss (gain) on disposal of assets	18	(2)	27	(125)
Postretirement plan amendment and settlement	50	—	50	—
Costs related to shareholder activism	1,453	—	2,758	—
Adjusted EBITDA	$19,154	$25,913	$38,102	$54,920
Military:
Operating (loss) earnings	$(264)	$(3,468)	$1,174	$(8,611)
Adjustments:
LIFO expense	4,264	799	6,811	1,245
Depreciation and amortization	3,362	3,117	7,554	7,177
Cloud computing amortization	96	56	195	127
Organizational realignment, net	38	(7)	192	87
Severance associated with cost reduction initiatives	456	9	489	6
Stock-based compensation	245	148	1,068	929
Non-cash rent	(100)	(89)	(228)	(206)
Gain on disposal of assets	(73)	(16)	(81)	(38)
Postretirement plan amendment and settlement	20	—	20	—
Costs related to shareholder activism	582	—	1,106	—
Adjusted EBITDA	$8,626	$549	$18,300	$716

Notes: Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("adjusted EBITDA") is a non-GAAP operating financial measure that the Company defines as net earnings plus interest, discontinued operations, depreciation and amortization, and other non-cash items including share-based payments (equity awards measured in accordance with ASC 718, Stock Compensation, which include both stock-based compensation to employees and stock warrants issued to non-employees) and the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted EBITDA and adjusted EBITDA by segment are not measures of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for net earnings and other income or cash flow statement data. The Company’s definitions of adjusted EBITDA and adjusted EBITDA by segment may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating Earnings to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		28 Weeks Ended
(In thousands)	July 16, 2022	July 17, 2021	July 16, 2022	July 17, 2021
Operating earnings	$12,329	$25,921	$40,478	$56,116
Adjustments:
LIFO expense	17,845	2,902	28,032	4,557
Acquisition and integration	436	121	675	180
Restructuring and asset impairment, net	2,611	3,337	2,624	3,176
Organizational realignment, net	252	(52)	1,271	589
Severance associated with cost reduction initiatives	495	13	741	138
Postretirement plan amendment and settlement	133	—	133	—
Costs related to shareholder activism	3,864	—	7,335	—
Adjusted operating earnings	$37,965	$32,242	$81,289	$64,756

Table 3: Reconciliation of Operating Earnings to Adjusted Operating Earnings, continued

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		28 Weeks Ended
(In thousands)	July 16, 2022	July 17, 2021	July 16, 2022	July 17, 2021
Food Distribution:
Operating earnings	$12,961	$16,678	$39,645	$37,824
Adjustments:
LIFO expense	9,640	1,626	15,368	2,420
Restructuring and asset impairment, net	(139)	781	(128)	763
Organizational realignment, net	118	(26)	601	287
Severance associated with cost reduction initiatives	39	4	130	103
Postretirement plan amendment and settlement	63	—	63	—
Costs related to shareholder activism	1,829	—	3,471	—
Adjusted operating earnings	$24,511	$19,063	$59,150	$41,397
Retail:
Operating (loss) earnings	$(368)	$12,711	$(341)	$26,903
Adjustments:
LIFO expense	3,941	477	5,853	892
Acquisition and integration	436	121	675	180
Restructuring and asset impairment, net	2,750	2,556	2,752	2,413
Organizational realignment, net	96	(19)	478	215
Severance associated with cost reduction initiatives	—	—	122	29
Postretirement plan amendment and settlement	50	—	50	—
Costs related to shareholder activism	1,453	—	2,758	—
Adjusted operating earnings	$8,358	$15,846	$12,347	$30,632
Military:
Operating (loss) earnings	$(264)	$(3,468)	$1,174	$(8,611)
Adjustments:
LIFO expense	4,264	799	6,811	1,245
Organizational realignment, net	38	(7)	192	87
Severance associated with cost reduction initiatives	456	9	489	6
Postretirement plan amendment and settlement	20	—	20	—
Costs related to shareholder activism	582	—	1,106	—
Adjusted operating earnings (loss)	$5,096	$(2,667)	$9,792	$(7,273)

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted operating earnings is not a measure of performance under GAAP and should not be considered as a substitute for operating earnings, and other income statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Earnings from Continuing Operations to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended
	July 16, 2022		July 17, 2021
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Net earnings	$5,115	$0.14	$16,814	$0.47
Adjustments:
LIFO expense	17,845		2,902
Acquisition and integration	436		121
Restructuring and asset impairment, net	2,611		3,337
Organizational realignment, net	252		(52)
Severance associated with cost reduction initiatives	495		13
Postretirement plan amendment and settlement	745		—
Costs related to shareholder activism	3,864		—
Total adjustments	26,248		6,321
Income tax effect on adjustments (a)	(7,211)		(1,600)
Total adjustments, net of taxes	19,037	0.52	4,721	0.13
Adjusted earnings from continuing operations	$24,152	$0.66	$21,535	$0.60

	28 Weeks Ended
	July 16, 2022		July 17, 2021
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Net earnings	$24,404	$0.67	$36,330	$1.01
Adjustments:
LIFO expense	28,032		4,557
Acquisition and integration	675		180
Restructuring and asset impairment, net	2,624		3,176
Organizational realignment, net	1,271		589
Severance associated with cost reduction initiatives	741		138
Pension refund from annuity provider	(200)		—
Postretirement plan amendment and settlement	745		—
Costs related to shareholder activism	7,335		—
Total adjustments	41,223		8,640
Income tax effect on adjustments (a)	(11,145)		(2,166)
Total adjustments, net of taxes	30,078	0.82	6,474	0.18
Adjusted earnings from continuing operations	54,482	1.49	42,804	1.19

(a)
The income tax effect on adjustments is computed by applying the effective tax rate, before discrete tax items, to the total adjustments for the period.

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that the Company defines as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted earnings from continuing operations is not a measure of performance under GAAP and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Finance Lease Obligations to Net Long-Term Debt

(A Non-GAAP Financial Measure)

(Unaudited)

	July 16,	January 1
(In thousands)	2022	2022
Current portion of long-term debt and finance lease liabilities	$6,303	$6,334
Long-term debt and finance lease liabilities	473,876	399,390
Total debt	480,179	405,724
Cash and cash equivalents	(21,217)	(10,666)
Net long-term debt	$458,962	$395,058

Notes: Net long-term debt is a non-GAAP financial measure that is defined as long-term debt and finance lease obligations plus current maturities of long-term debt and finance lease obligations less cash and cash equivalents. The Company believes both management and its investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and temporary investments. Net long-term debt is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 6: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(A Non-GAAP Financial Measure)

(Unaudited)

	28 Weeks Ended
(In thousands)	July 16, 2022	July 17, 2021
Net cash provided by operating activities	$28,519	$73,582
Less:
Purchases of property and equipment	46,431	39,838
Free cash flow	$(17,912)	$33,744

Notes: Free cash flow is a non-GAAP financial measure calculated by subtracting capital expenditures from cash flows provided by operating activities, the most directly comparable GAAP measure. The Company believes it is a useful indicator of liquidity that provides information to both management and investors about the amount of cash generated from operations that, after capital expenditures, can be used for strategic business objectives, including the repayment of long-term debt. Free cash flow is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 7: Reconciliation of Purchases of Property and Equipment to Capital Expenditures and IT Capital

(A Non-GAAP Financial Measure)

(Unaudited)

	28 Weeks Ended
(In thousands)	July 16, 2022	July 17, 2021
Purchases of property and equipment	$46,431	$39,838
Plus:
Cloud computing spend	3,153	3,971
Capital expenditures and IT capital	$49,584	$43,809

Notes: Capital expenditures and IT capital is a non-GAAP financial measure calculated by adding spending related to the development of cloud computing applications spend to capital expenditures, the most directly comparable GAAP measure. Cloud computing spend only includes costs incurred during the application development phase and does not include ongoing costs of hosting or maintenance associated with these applications, which are expensed as incurred. The Company believes it is a useful indicator of the Company’s investment in its facilities and systems as it transitions to more cloud-based IT systems. Capital expenditures and IT capital is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.